Exhibit 5.1

King & Spalding LLP 1180 Peachtree Street, NE Atlanta, Georgia 30309-3521 Tel: (404) 572-4600 Fax: (404) 572-5100 www.kslaw.com

May 18, 2009

Acuity Brands, Inc.

1170 Peachtree Street, N.E.

Suite 2400

Atlanta, Georgia 30309

Re:    Acuity Brands, Inc. Form S-3 Registration Statement

Ladies and Gentlemen:

We have acted as counsel for Acuity Brands, Inc., a Delaware corporation (the “Company”), in connection with the registration for resale of up to 2,000,000 shares of the Company’s common stock, par value $0.01 per share, which were issued in connection with the Stock Purchase Agreement dated March 18, 2009 (the “Shares”), by and among the Company, Sensor Switch, Inc. and Brian Platner, as described in the Company’s Registration Statement on Form S-3 (the “Registration Statement”), to be filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended.

As such counsel, we have examined and relied upon such records, documents, certificates and other instruments as in our judgment are necessary or appropriate to form the basis for the opinions hereinafter set forth. In all such examinations, we have assumed the genuineness of signatures on original documents and the conformity to such original documents of all copies submitted to us as certified, conformed or photographic copies, and as to certificates of public officials, we have assumed the same to have been properly given and to be accurate. As to matters of fact material to this opinion, we have relied upon statements and representations of representatives of the Company and public officials.

The opinions expressed herein are limited in all respects to the corporate law of the State of Delaware, and no opinion is expressed with respect to the laws of any other jurisdiction or any effect which such laws may have on the opinions expressed herein. This opinion is limited to the matters stated herein, and no opinion is implied or may be inferred beyond the matters expressly stated herein.

Based upon the foregoing and subject to the other limitations and qualifications set forth herein, we are of the opinion that:

(i)	The Company is a corporation validly existing and in good standing under the laws of the State of Delaware; and

(ii)	The Shares have been duly authorized and are validly issued, fully paid and nonassessable.

This opinion is given as of the date hereof, and we assume no obligation to advise you after the date hereof of facts or circumstances that come to our attention or changes in law that occur which could affect the opinions contained herein. This letter is being rendered solely for the benefit of the Company in connection with the matters addressed herein. This opinion may not be furnished to or relied upon by any person or entity for any purpose without our prior written consent.

We consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to this firm under the caption “Legal Matters” in the prospectus which is part of the Registration Statement.

Sincerely,

/s/ King & Spalding